Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Cannabis Sativa, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered and Carry Forward Securities

	Security Type	Securities Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share(3)	457(f)(2)	121,150,774	$0.0365	$4,422,003.25	0.0001102	$487.31

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts				$0.0365	$4,422,003.25	0.0001102	$487.31
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Total Fee Due							$487.31

(1)Represents shares of the common stock, par value $0.001 per share (the “Common Stock”) of Cannabis Sativa, Inc., a Nevada corporation (“CS”) to be issued pursuant to the terms of the Agreement of Merger and Plan of Reorganization dated August 8, 2022, by and among CS and MJ Harvest, Inc. (“MJ”), a Nevada corporation, pursuant to which a to be formed merger sub will merge with and into MJ with MJ as the surviving corporation and all of the outstanding securities of MJ will be exchanged for the 121,150,774 shares of Common Stock.

(2)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The common stock of MJ is quoted on the OTCMarkets. The proposed maximum price per share is based on the average of the high and low sales price on January 5, 2023, of $0.0365.

(3)Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.